EXHIBIT 10(M)
                            THE BEARD COMPANY
                        Enterprise Plaza, Suite 320
                          5600 North May Avenue
                       Oklahoma City, Oklahoma  73112
                             Fax (405) 842-9901
                                (405) 842-2333

                                August 15, 1997



Mr. Clifford H. Collen, Jr.
c/o Carbonic Reserves
4754 Shavano Oak, Suite 102
San Antonio, TX 78249

                                Re:  Agreement in Connection with the Sale of
                                  the Assets of Carbonic Reserves ("Carbonics")

Dear Buddy:

Within the next few days we expect to execute an Asset Purchase Agreement (the "Agreement") by and between Airgas Carbonic Reserves, Inc. (" Airgas") as Purchaser, Carbonics as Seller, and The Beard Company ("Beard") and you as Shareholders which calls for the sale of substantially all of the assets of Carbonics (the "Sale") to Airgas. The Agreement also calls for the execution by you at Closing of (i) an employment agreement and (ii) a non-competition and confidentiality agreement (the "Non-Compete") with Airgas. In connection with the employment agreement you will become an employee of Airgas on October 1, 1997, and in connection with the Non-Compete you will receive a total consideration of $500,000 from Airgas.

In order to facilitate the Sale, release you from your present obligations to Carbonics and make your services available to Airgas, it is hereby agreed among you, Carbonics, Beard and Beard Oil Company ("Beard Oil") as follows:

     (1) On January 2, 1998, Carbonics will purchase the 24,000 shares of common stock, par value $0.10 per share, of Carbonics which you own for a cash con-sideration of Nine Hundred Thousand Dollars ($900,000). Such amount will be paid to you by wire transfer or other immediately-available funds. The obliga-tion for this purchase may, if desired, be assumed by Beard. In addition, Carbonics (or Beard) will pay you interest on such funds from the date funds are received by Carbonics following Closing until January 2, 1998, at the rate of 5.5% per annum. (E.g., if funds are received on September 30, 1997, you will receive $12,747.95 interest = $900,000 x 5.5% x 94/365).

     (2) On January 2, 1998, Carbonics shall pay to you in a lump sum the $100,000 termination payment called for in Paragraph 4.02 of the Conversion Agreement dated as of the 31st day of January, 1995, by and among Beard, Carbonics and you. The obligation for this payment may, if desired, be assumed by Beard. In addition, Carbonics (or Beard) will pay you interest on such funds from the date funds are received by Carbonics following Closing until January 2, 1998, at the rate of 5.5% per annum. (E.g., if funds are received on September 30, 1997, you will receive $1,416.44 interest = $100,000 x 5.5% x 94/365).

     (3) Simultaneously with the Closing of the Sale to Airgas and the sale of your shares to Carbonics, all of the existing contracts among you, Carbonics, Beard and Beard Oil (with the exception of the $100,000 obligation to you set forth in paragraph (2) above) will be terminated and have no further force and effect, including (i) any obligations by Carbonics pursuant to that certain Change in Control Compensation Agreement dated as of the 24th day of January, 1997, by and between you and Carbonics; (ii) any obligations by you, Carbonics, Beard or Beard Oil in connection with the Employment Agreement dated April 3, 1995, by and among such parties; and (iii) any obligations by you, Carbonics, or Beard in connection with that certain Stockholders' Agreement dated January 27, 1993, and that certain Conversion Agreement entered into as of January 31, 1995, by and among such parties.

     (4) The parties have agreed that following the termination of the Employ-ment Agreement as provided in paragraph (3) above, neither Carbonics, Beard nor Beard Oil shall have any further obligation to pay the Key-Employee Bonus provided in Section 3.06 of the Employment Agreement. Carbonics will set aside a bonus pool of Two Hundred Thousand Dollars ($200,000) which will be utilized as determined by the Board of Directors of Carbonics to pay bonuses to other Carbonics employees and to settle any obligations Carbonics may have under its Change of Control Compensation Agreements (the " Compensation Agreements") with Randy D. Thacker and Kenneth E. Shewbert. The payment of such bonuses and any obligations which may arise under the Compensation Agreements shall be solely the obligations of Carbonics, and you shall have no obligations therefor. Any such obligations may be assumed by Beard.

This Agreement, upon acceptance by the parties, shall be binding upon and inure to the benefit of all of the parties hereto and their respective successors and assigns.

Sincerely,

THE BEARD COMPANY

HERB MEE, JR.
Herb Mee, Jr., President


      ACCEPTED AND AGREED TO AS OF THE 18th DAY OF AUGUST, 1997:

                                    CARBONIC RESERVES


                                    By: CLIFFORD H. COLLEN, JR.
                                        Clifford H. Collen, Jr., President

                                    BEARD OIL COMPANY

                                    By: HERB MEE, JR.
                                        Herb Mee, Jr., President

                                        CLIFFORD H. COLLEN, JR.
                                        Clifford H. Collen, Jr.